Exhibit 10.1

LOAN AGREEMENT
between
LAPOLLA INDUSTRIES, INC.
as borrower
and
BANK OF AMERICA, N.A.
as bank
Dated as of September 7, 2016

TABLE OF CONTENTS
Article    Page
ARTICLE I Definitions    1
1.1    Definitions    1
ARTICLE II Facility No. 1: Line of Credit Amount and Terms    4
2.1    Line of Credit Amount    4
2.2    Availability Period    5
2.3    Repayment Terms    6
2.4    Interest Rate    6
2.5    Optional Interest Rate    6
2.6    Letters of Credit    6
ARTICLE III    7
Optional Interest Rate    7
3.1    Optional Rate    7
ARTICLE IV Collateral    9
4.1    Personal Property    9
ARTICLE V Loan Administration and Fees    10
5.1    Fees    10
5.2    Collection of Payments    10
5.3    Direct Debt    11
5.4    Borrower’s Instructions    11
5.5    Banking Days    11
5.6    Interest Calculation    11
5.7    Default Rate    11
5.8    Taxes    12
ARTICLE VI Conditions    12
6.1    Authorizations    12
6.2    Governing Documents    12
6.3    Security Agreements    12
6.4    Perfection and Evidence of Priority    12
6.5    Payment of Fees    12
6.6    Repayment of Other Credit Agreement    12
6.7    Good Standing    12
6.8    Legal Opinion    13
6.9    Landlord Agreements    13
6.10    Insurance    13

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ARTICLE VII Representations and Warranties    13
7.1    Formation    13
7.2    Authorization    13
7.3    Enforceable Agreement    13
7.4    Good Standing    13
7.5    No Conflicts    13
7.6    Financial Information    13
7.7    Lawsuits    14
7.8    Collateral    14
7.9    Permits, Franchises    14
7.10    Other Obligations    14
7.11    Tax Matters    14
7.12    No Event of Default    14
7.13    Insurance    14
7.14    ERISA Plans    14
7.15    Government Sanctions    15
7.16    Location of Borrower    15
ARTICLE VIII Covenants    16
8.1    Use of Proceeds    16
8.2    Financial Information    16
8.3    Fixed Charge Coverage Ratio    17
8.4    Minimum Asset Coverage Ratio    17
8.5    Dividends and Distributions    17
8.6    Bank as Principal Depository    18
8.7    Other Debts    18
8.8    Other Liens    18
8.9    Maintenance of Assets    19
8.10    Investments    19
8.11    Loans    20
8.12    Change of Ownership    20
8.13    Change of Management    20
8.14    Additional Negative Covenants    20
8.15    Notices to Bank    20
8.16    Insurance    21
8.17    Compliance with Laws    21
8.18    Books and Records    21
8.19    Audits, Appraisals and Field Examinations    21
8.20    Perfection of Liens    22
8.21    Cooperation    22
8.22    Post Closing    22

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ARTICLE IX Hazardous Substances    22
9.1    Indemnity Regarding Hazardous Substances    22
9.2    Compliance Regarding Hazardous Substances    22
9.3    Notices Regarding Hazardous Substances    22
9.4    Site Visits, Observations and Testing    22
9.5    Definition of Hazardous Substances    23
9.6    Continuing Obligation    23
ARTICLE X Default and Remedies    23
10.1    Failure to Pay    24
10.2    Covenants    24
10.3    Other Bank Agreements    24
10.4    Cross-default    24
10.5    False Information    24
10.6    Bankruptcy/Receivers    24
10.7    Lien Priority    25
10.8    Judgments    25
10.9    Material Adverse Change    25
10.10    Government Action    25
10.11    ERISA Plans    25
ARTICLE XI Enforcing this Agreement; Miscellaneous    25
11.1    Accounting Principles and Financial Computations    25
11.2    Governing Law    25
11.3    Venue and Jurisdiction    25
11.4    Maximum Rate    26
11.5    Successors and Assigns    26
11.6    Waiver of Jury Trial    26
11.7    Waiver of Class Actions    27
11.8    Severability; Waivers    27
11.9    Expenses    27
11.10    Reserved    28
11.11    Set-Off    28
11.12    One Agreement    29
11.13    Notices    29
11.14    Headings    29
11.15    Counterparts    29
11.16    Borrower Information; Reporting to Credit Bureaus    29
11.17    Customary Advertising Material    29
11.18    Amendments    30
11.19    Disposition of Schedules and Reports    30
11.20    Waiver of Confidentiality    30
11.21    Notice of Final Agreement    30

iii

LOAN AGREEMENT
This Loan Agreement (this “Agreement”) dated as of September 7, 2016, is between Bank of America, N.A. (the “Bank”) and Lapolla Industries, Inc., a Delaware corporation (the “Borrower”).
RECITALS
A.    WHEREAS, the Borrower and the Bank desire to amend and restate in its entirety that certain Loan and Security Agreement dated as of August 31, 2010 (as amended, amended and restated, or modified prior to the date hereof, the “Prior Credit Agreement”).
B.    This Agreement amends and restates the Prior Credit Agreement in its entirety, and all loans and advances outstanding under the Prior Credit Agreement are deemed to be outstanding under this Agreement.
NOW, THEREFORE, in consideration of the above recitals and the provisions set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree to amend and restate the Prior Credit Agreement as follows:
ARTICLE I
Definitions

1.1    Definitions. In addition to the terms which are defined elsewhere in this Agreement, the following terms have the meanings indicated for the purposes of this Agreement:
“Asset Coverage Ratio” means, when determined, the ratio of (a) Total Margined Value to (b) Total Line of Credit Debt.
“Bank Product” means any of the following products, services or facilities extended to Borrower or Subsidiary by the Bank or any of its Affiliates: (a) Cash Management Services; (b) products under Hedging Agreements; (c) commercial credit card and merchant card services; and (d) leases and other banking products or services as may be requested by Borrower or Subsidiary, other than Letters of Credit.
“Bank Product Debt” means debt and other obligations of an Obligor relating to Bank Products.
“Borrowed Money” means respect to any Obligor, without duplication, its (a) debt that (i) arises from the lending of money by any Person to such Obligor, (ii) is evidenced by notes, drafts, bonds, debentures, credit documents or similar instruments, (iii) accrues interest or is a type upon which interest charges are customarily paid (excluding trade payables owing in the ordinary course of business), or (iv) was issued or assumed as full or partial payment for property, (b) capital leases, (c) reimbursement obligations with respect to letters of credit, and (d) guaranties of any debt of the foregoing types owing by another Person.

“Capital Expenditures” means all liabilities incurred or expenditures made by Borrower for the acquisition of fixed assets, or any improvements, replacements, substitutions or additions thereto with a useful like of more than one year.
“Cash Management Services” means any services provided from time to time by the Bank or any of its Affiliates to Borrower or Subsidiary in connection with operating, collections, payroll, trust, or other depository or disbursement accounts, including automated clearinghouse, e-payable, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depository, information reporting, lockbox and stop payment services.
“Change of Control” means (a) Richard J. Kurtz ceases to own and control beneficially and of record, directly or indirectly, greater than 51% of all Equity Interests which entitle the holder to vote in an election of directors of Borrower, (b) a change in the majority of directors of Borrower, unless approved by the then majority of directors, or (c) all or substantially all of Borrower’s assets are sold or transferred.
“Default” means an event or condition that, with the lapse of time or giving of notice, would constitute an Event of Default.
“Distribution” means any declaration or payment of a distribution, interest or dividend on any Equity Interest (other than payment-in-kind); any distribution, advance or repayment of debt to a holder of Equity Interests; or any purchase, redemption, or other acquisition or retirement for value of any Equity Interest.
“Adjusted EBITDA” means net income, calculated before interest expense, provision for income taxes, depreciation and amortization expense, non-cash stock-based compensation expense, gains and losses arising from the sale of capital assets, gains arising from the write-up of assets, and extraordinary gains (in each case, to the extent included in determining net income).
“Enhanced Capital Notes” is defined in Section 6.6.
“Equity Interest” means the interest of any (a) shareholder in a corporation, (b) partner in a partnership (whether general, limited, limited liability or joint venture), (c) member in a limited liability company, or (d) other Person having any other form of equity security or ownership interest.
“Fixed Charge Coverage Ratio” means, when determined, the ratio of (a) Adjusted EBITDA, to (b) the sum of Capital Expenditures (except those financed with Borrowed Money other than the Line of Credit), cash taxes paid, interest expenses, principal payments made on Borrowed Money other than the Line of Credit and the Enhanced Capital Notes, and Distributions made, in each case for the immediately preceding four fiscal quarter period and determined on a consolidated basis for the Borrower.
“Governmental Authority” means any federal, state, municipal, foreign or other governmental department, agency, commission, board, bureau, court, tribunal, instrumentality, political subdivision, or other entity or officer exercising executive, legislative, judicial, regulatory or administrative functions for or pertaining to any government or court, in each case whether associated with the United States, a state, district or territory thereof, or a foreign entity or government.
“Guarantors” means each Person who guarantees payment or performance of any Obligations.
“Guaranty” means each guaranty agreement executed by a Guarantor in favor of the Bank.
“Hedging Agreement” means an agreement relating to any swap, cap, floor, collar, option, forward, cross right or obligation, or combination thereof or similar transaction, with respect to interest rate, foreign exchange, currency, commodity, credit or equity risk.
“Insolvency Proceeding” means any case or proceeding commenced by or against a Person under any state, federal or foreign law for, or any agreement of such Person to, (a) the entry of an order for relief under the United States Bankruptcy Code, Bankruptcy and Insolvency Act (Canada), Companies' Creditors Arrangement Act (Canada), Bankruptcy Act 1966 (Cth), the Corporations Act (2001) (Cth) or any other insolvency, debtor relief or debt adjustment law, (b) the appointment of a receiver, trustee, liquidator, administrator, conservator or other custodian for such Person or any part of its property, or (c) an assignment or trust mortgage for the benefit of creditors.
“LC Sublimit” means $3,000,000.
“Loan Documents” means all agreements, documents, and instruments evidencing any of the indebtedness incurred under this Agreement or any document or instrument executed and delivered in connection herewith, including but not limited to all loan agreements between Borrower and Bank and promissory notes from Borrower in favor of the Bank, and all deeds of trust, mortgages, security agreements, and other agreements, documents, and instruments executed by Borrower in connection with the Indebtedness, all as now in effect and as hereafter amended, restated, renewed, or superseded, and all agreements, guaranties, documents and instruments executed by any guarantor or pledgor in connection herewith or therewith.
“London Banking Day” is defined in Section 3.1(b).
“Obligations” means all (a) principal of and premium, if any, arising under the Line of Credit, (b) obligations of Obligors with respect to Letters of Credit, (c) interest, expenses, fees and other sums payable by Obligors under Loan Documents, (d) obligations of Obligors under any indemnity provision or agreement, (e) all costs, expenses or advances that the Bank may incur during a Default or Event of Default, or during the pendency of an Insolvency Proceeding of an Obligor, (f) Bank Product Debt, and (g) other debts, obligations and liabilities of any kind owing by any Obligor to the Bank, whether now existing or hereafter arising, whether evidenced by a note or other writing, whether allowed in any Insolvency Proceeding, whether arising from an extension of credit, issuance of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise, and whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, or joint or several.

“Obligor” means Borrower, each Guarantor, and any other Person that is liable for payment of any Obligations or that has granted a Lien in favor of the Bank on its assets to secure any Obligations, and “Obligors” means all the foregoing.
“Permitted Distribution” means any Distribution, provided, that Borrower has demonstrated to the Bank on a pro forma basis giving effect to such Distribution that (a) the Fixed Charge Coverage Ratio is not less than 1.20 : 1.0, and (b) no Default or Event of Default shall be in existence or occur as result of such Distribution.
“Permitted Purchase Money Debt” means Purchase Money Debt of Borrower and Subsidiaries that is unsecured or secured only by a Purchase Money Lien, as long as the aggregate amount does not exceed $250,000 at any time.
“Person” means any individual, corporation, limited liability company, partnership, joint venture, joint stock company, land trust, business trust, unincorporated organization, Governmental Authority or other entity.
“Purchase Money Debt” means (a) debt (other than the Obligations) for payment of any of the purchase price of fixed assets; (b) debt (other than the Obligations) incurred within 10 days before or after acquisition of any fixed assets, for the purpose of financing any of the purchase price thereof; and (c) any renewals, extensions or refinancings (but not increases) thereof.
“Subsidiary” means any entity at least 50% of whose voting securities or Equity Interests is owned by Borrower (including indirect ownership by Borrower through other entities in which the Borrower directly or indirectly owns 50% of the voting securities or Equity Interests).
“Total Margined Value” means, when determined, (a) 85% of book value of all accounts receivable of Borrower, plus (b) 55% of book value of all inventory of Borrower, plus (c) 50% net book value of plant, property and equipment Borrower.
“Total Line of Credit Debt” means all outstanding liabilities for Borrowed Money and other interest-bearing liabilities arising under the Line of Credit.
ARTICLE II
Facility No. 1: Line of Credit Amount and Terms
2.1    Line of Credit Amount.
(a)    During the availability period described below, the Bank will provide a line of credit to the Borrower (the “Line of Credit”), and subject to the terms of this Agreement, the Bank shall make each same day advance thereunder as may be requested by the Borrower prior to 11:00 am (central time) on any banking day during such period. The amount of the Line of Credit (the “Facility No. 1 Commitment”) is the amount indicated for each period below, subject to reduction as set forth in clause (d) below:This is a revolving line of credit. During the availability period, the Borrower may repay principal amounts and re-borrow them.

From the date of this Agreement until December 31, 2016	$15,000,000
From January 1, 2017 until March 31, 2017	$14,750,000
From April 1, 2017 until June 30, 2017	$14,500,000
From July 1, 2017 until September 30, 2017	$14,250,000
From October 1, 2017 until December 31, 2017	$14,000,000
From January 1, 2018 until March 31, 2018	$13,750,000
From April 1, 2018 until June 30, 2018	$13,500,000
From July 1, 2018 until September 30, 2018	$13,250,000
From October 1, 2018 until December 31, 2018	$13,000,000
From January 1, 2019 until March 31, 2019	$12,750,000
From April 1, 2019 until June 30, 2019	$12,500,000
From July 1, 2019 until September 7, 2019	$12,250,000
(b)    The Borrower agrees not to permit the principal balance outstanding to exceed the Facility No. 1 Commitment. If the Borrower exceeds this limit, the Borrower will immediately pay the excess to the Bank upon the Bank’s demand.
(c)    Not more than twice per calendar year, the Borrower may permanently reduce the amount of the Facility No. 1 Commitment upon at least 30 days prior written notice to the Bank, which notice shall specify the amount of the reduction and shall be irrevocable once given. Each reduction shall be in a minimum amount of $1,000,000, or an increment of $1,000,000 in excess thereof.
2.2    Availability Period. The Line of Credit is available between the date of this Agreement and September 7, 2019, or such earlier date as the availability may terminate as provided in this Agreement (the “Facility No. 1 Expiration Date”).
2.3    Repayment Terms.
(a)    Borrower will pay interest on September 30, 2016, and then on the last day of each quarter thereafter until payment in full of any principal outstanding under this facility.
(b)    The Borrower will repay in full any principal, interest or other charges outstanding under this facility no later than the Facility No. 1 Expiration Date. Any interest period for an optional interest rate (as described below) shall expire no later than the Facility No. 1 Expiration Date.
2.4    Interest Rate.
(a)    The interest rate that will accrue on the principal amount outstanding under the Line of Credit on any day is a floating rate per year equal to the lesser of (i) the LIBOR Daily Floating Rate plus 2.25%, or (ii) the maximum lawful rate of interest permitted under applicable usury laws, now or hereafter enacted (the “Maximum Rate”).
(b)    The LIBOR Daily Floating Rate is a fluctuating rate of interest which can change on each banking day. The rate will be adjusted on each banking day to equal the London Interbank Offered Rate (or a comparable or successor rate which is approved by the Bank) for U.S. Dollar deposits for delivery on the date in question for a one month term beginning on that date. The Bank will use the London Interbank Offered Rate as published by Bloomberg (or other commercially available source providing quotations of such rate as selected by the Bank from time to time) as determined at approximately 11:00 a.m. London time two (2) London Banking Days prior to the date in question, as adjusted from time to time in the Bank’s sole discretion for reserve requirements, deposit insurance assessment rates and other regulatory costs. If such rate is not available at such time for any reason, then the rate will be determined by such alternate method as reasonably selected by the Bank. If at any time the LIBOR Daily Floating Rate is less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.
2.5    Optional Interest Rate. Instead of the interest rate based on the rate stated in the paragraph entitled “Interest Rate” above, the Borrower may elect the optional interest rates listed below for this Facility No. 1 during interest periods agreed to by the Bank and the Borrower. In no event shall the optional interest rate exceed the Maximum Rate. The optional interest rates shall be subject to the terms and conditions described later in this Agreement. Any principal amount bearing interest at an optional rate under this Agreement is referred to as a “Portion.” The following optional interest rate is available:
(a)    The LIBOR Rate plus 2.25 percentage points.
2.6    Letters of Credit.
(a)    As a subfacility under the Line of Credit, during the availability period, the Bank agrees from time to time to issue or cause an affiliate to issue commercial and standby letters of credit for the account of the Borrower (each, a “Letter of Credit” and collectively, “Letters of Credit”); provided however, that the aggregate drawn and undrawn amount of all outstanding Letters of Credit shall not at any time exceed the LC Sublimit. The aggregate drawn and undrawn amount of all outstanding Letters of Credit and the principal amount outstanding under the Line of Credit shall not at any time exceed the Facility No. 1 Commitment. The form and substance of each Letter of Credit shall be subject to approval by the Bank, in its sole discretion. Each Letter of Credit shall be issued for a term, as designated by the Borrower, not to exceed three hundred sixty-five (365) days; provided however, that no Letter of Credit shall have an expiration date subsequent to the Facility No. 1 Expiration Date. Standby letters of credit may include a provision providing that their expiry date will automatically be extended each year for an additional one year period unless the Bank delivers written notice to the contrary provided, however, that each letter of credit must include a final expiry date which will not be subject to automatic extension. The undrawn amount of all Letters of Credit shall be reserved under the Line of Credit and such amount shall not be available for borrowings. Each Letter of Credit shall be subject to the additional terms and conditions of the Letter of Credit agreements, applications and any related documents required by the Bank in connection with the issuance of Letters of Credit. At the option of the Bank, any drawing paid under a Letter of Credit may be deemed an advance under the Line of Credit and shall be repaid by the Borrower in accordance with the terms and conditions of this Agreement applicable to such advances; provided however, that if advances under the Line of Credit are not available pursuant to this Agreement, for any reason, at the time any drawing is paid, then the Borrower shall immediately pay to the Bank the full amount drawn, together with interest from the date such drawing is paid to the date such amount is fully repaid by the Borrower, at the rate of interest applicable to advances under the Line of Credit. In such event the Borrower agrees that the Bank, in its sole discretion, may debit any account maintained by the Borrower with the Bank for the amount of any such drawing. The Borrower agrees to deposit in a cash collateral account with the Bank an amount equal to the aggregate outstanding undrawn face amount of all letters of credit which remain outstanding on the Facility No. 1 Expiration Date. The Borrower grants a security interest in such cash collateral account to the Bank. Amounts held in such cash collateral account shall be applied by the Bank to the payment of drafts drawn under such letters of credit and to the obligations and liabilities of the Borrower to the Bank, in such order of application as the Bank may in its sole discretion elect.
(b)    There are no letters of credit outstanding from the Bank for the account of the Borrower as of the date of this Agreement.
(c)    The Borrower shall pay the Bank a non-refundable fee equal to 1.0% (per annum) of the outstanding undrawn amount of each standby letter of credit, payable quarterly in advance, for such quarter (or if such letter of credit is scheduled to terminate during such quarter, for the portion of such quarter that such letter of credit is scheduled to be outstanding) calculated on the basis of the face amount outstanding on the day the fee is calculated.
ARTICLE III
Optional Interest Rate

3.1    Optional Rate.
(a)    Each optional interest rate is a rate per year. Interest will be paid on the last day of each interest period until payment in full of any principal outstanding under this Agreement. No Portion will be converted to a different interest rate during the applicable interest period. Upon the occurrence of an Event of Default under this Agreement, the Bank may terminate the availability of optional interest rates for interest periods commencing after the Event of Default occurs. At the end of any interest period, the interest rate accruing on the applicable Portion will revert to the rate stated in the paragraph entitled “Interest Rate” above, unless the Borrower has designated another optional interest rate for such Portion. Prepayments of outstanding advances shall be applied first to advances accruing interest at the LIBOR Daily Floating Rate until repaid in full and next to the Portion with the next expiring interest period.
(b)    The election of LIBOR Rates shall be subject to the following terms and requirements:
(i)    The interest period during which the LIBOR Rate will be in effect will be one, two, or three months. The first day of the interest period must be a day other than a Saturday or a Sunday on which banks are open for business in New York and London and dealing in offshore dollars (a “LIBOR Banking Day”). The last day of the interest period and the actual number of days during the interest period will be determined by the Bank using the practices of the London inter-bank market.
(ii)    Each LIBOR Rate Portion will be for an amount not less than One Hundred Thousand Dollars ($100,000).
(c)    The “LIBOR Rate” means the interest rate determined by the following formula. (All amounts in the calculation will be determined by the Bank as of the first day of the interest period.)
LIBOR Rate =      LIBOR
(1.00 - Reserve Percentage)
Where,

(i)    “LIBOR” means, for any applicable interest period, the rate per annum equal to the London Interbank Offered Rate (or a comparable or successor rate which is approved by the Bank), as published by Bloomberg (or other commercially available source providing quotations of such rate as selected by the Bank from time to time) at approximately 11:00 a.m. London time two (2) London Banking Days before the commencement of the interest period, for U.S. Dollar deposits (for delivery on the first day of such interest period) with a term equivalent to such interest period. If such rate is not available at such time for any reason, then the rate for that interest period will be determined by such alternate method as reasonably selected by the Bank. A “London Banking Day” is a day on which banks in London are open for business and dealing in offshore dollars. If at any time LIBOR is less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.
(ii)    “Reserve Percentage” means the total of the maximum reserve percentages for determining the reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency Liabilities, as defined in Federal Reserve Board Regulation D, rounded upward to the nearest 1/100 of one percent. The percentage will be expressed as a decimal, and will include, but not be limited to, marginal, emergency, supplemental, special, and other reserve percentages.
(d)    The Borrower shall irrevocably request a LIBOR Rate Portion no later than 12:00 noon Houston, Texas time on the LIBOR Banking Day preceding the day on which the London Inter-Bank Offered Rate will be set, as specified above. For example, if there are no intervening holidays or weekend days in any of the relevant locations, the request must be made at least three days before the LIBOR Rate takes effect.
(e)    The Bank will have no obligation to accept an election for a LIBOR Rate Portion if any of the following described events has occurred and is continuing:
(i)    Dollar deposits in the principal amount, and for periods equal to the interest period, of a LIBOR Rate Portion are not available in the London inter-bank market;
(ii)    the LIBOR Rate does not accurately reflect the cost of a LIBOR Rate Portion; or
(iii)    adequate and reasonable means do not exist for determining the LIBOR Rate for any requested interest period.
(f)    Each prepayment of a LIBOR Rate Portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid and a prepayment fee as described below. A "prepayment" is a payment of an amount on a date earlier than the scheduled payment date for such amount as required by this Agreement.
(g)    The prepayment fee shall be in an amount sufficient to compensate the Bank for any loss, cost or expense incurred by it as a result of the prepayment, including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Portion or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by the Bank in connection with the foregoing. For purposes of this paragraph, the Bank shall be deemed to have funded such Portion by a matching deposit or other borrowing in the applicable interbank market, whether or not such Portion was in fact so funded.
ARTICLE IV
Collateral
4.1    Personal Property. The personal property listed below now owned or owned in the future by the Borrower will secure the Borrower’s obligations to the Bank under this Agreement. The collateral is further defined in a security agreement(s) executed by the Borrower. In addition, all personal property collateral owned by the Borrower securing this Agreement shall also secure all other present and future obligations of the Borrower to the Bank and to any affiliate of the Bank

(excluding any consumer credit covered by the federal Truth in Lending law, unless the Borrower has otherwise agreed in writing or received written notice thereof). All personal property collateral securing any other present or future obligations of the Borrower to the Bank shall also secure this Agreement.
(a)    Accounts;
(b)    Deposit accounts;
(c)    Equipment;
(d)    Inventory;
(e)    Instruments;
(f)    Letter of credit rights;
(g)    Patents, trademarks and other general intangibles;
(h)    Key man life insurance policy on Doug Kramer;
(i)    All monies, whether or not in the possession or under the control of the Bank, or a bailee or Affiliate of the Bank, including any cash collateral; and
(j)    All acccessions to, substitutions for, and all replacements, products, and cash and non-cash proceeds of the foregoing, including proceeds of and unearned premiums with respect to insurance policies, and claims against any Person for loss, damage or destruction of any the collateral.
ARTICLE V
Loan Administration and Fees
5.1    Fees. The Borrower will pay to the Bank the fees set forth on Schedule A.
5.2    Collection of Payments.
(a)    Payments will be made by debit to a deposit account, if direct debit is provided for in this Agreement or is otherwise authorized by the Borrower. For payments not made by direct debit, payments will be made by mail to the address shown on the Borrower’s statement, or by such other method as may be permitted by the Bank.
(b)    Each disbursement by the Bank and each payment by the Borrower will be evidenced by records kept by the Bank which will, absent manifest error, be conclusively presumed to be correct and accurate and constitute an account stated between the Borrower and the Bank.

(c)    All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff.
5.3    Direct Debt.
(a)    The Borrower agrees that on the due date of any amount due under this Agreement, the Bank will debit the amount due from deposit account number XXXXXX owned by the Borrower, or such other of the Borrower’s accounts with the Bank as designated in writing by the Borrower (the “Designated Account”). Should there be insufficient funds in the Designated Account to pay all such sums when due, the full amount of such deficiency shall be immediately due and payable by the Borrower.
(b)    The Borrower may terminate this direct debit arrangement at any time by sending written notice to the Bank at the address specified at the end of this Agreement.
5.4    Borrower’s Instructions. Subject to the terms, conditions and procedures stated elsewhere in this Agreement, the Bank may honor instructions for advances or repayments and any other instructions under this Agreement given by the Borrower (if an individual), or by any one of the individuals the Bank reasonably believes is authorized to sign loan agreements on behalf of the Borrower, or any other individual(s) designated by any one of such authorized signers (each an “Authorized Individual”). The Bank may honor any such instructions made by any one of the Authorized Individuals, whether such instructions are given in writing or by telephone, telefax or Internet and intranet websites designated by the Bank with respect to separate products or services offered by the Bank.
5.5    Banking Days. Unless otherwise provided in this Agreement, a banking day is a day other than a Saturday, Sunday or other day on which commercial banks are authorized to close, or are in fact closed, in Texas, and, if such day relates to amounts bearing interest at an offshore rate (if any), means any such day on which dealings in dollar deposits are conducted among banks in the offshore dollar interbank market. All payments and disbursements which would be due or which are received on a day which is not a banking day will be due or applied, as applicable, on the next banking day.
5.6    Interest Calculation. Except as otherwise stated in this Agreement, all interest and fees, if any, will be computed on the basis of a 360-day year and the actual number of days elapsed. This results in more interest or a higher fee than if a 365-day year is used. Installments of principal which are not paid when due under this Agreement shall continue to bear interest until paid. To the extent that any calculation of interest or any fee required to be paid under this Agreement shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.
5.7    Default Rate. Upon the occurrence of any default or after maturity or after judgment has been rendered on any obligation under this Agreement, all amounts outstanding under this Agreement, including any unpaid interest, fees, or costs, will at the option of the Bank bear interest at a rate which is the lesser of (i) the Maximum Rate or (ii) 2.00 percentage point(s) higher than the rate of interest otherwise provided under this Agreement (the “Default Rate”). This may result in compounding of interest. This will not constitute a waiver of any default.

5.8    Taxes. If any payments to the Bank under this Agreement are made from outside the United States, the Borrower will not deduct any foreign taxes from any payments it makes to the Bank. If any such taxes are imposed on any payments made by the Borrower (including payments under this paragraph), the Borrower will pay the taxes and will also pay to the Bank, at the time interest is paid, any additional amount which the Bank specifies as necessary to preserve the after-tax yield the Bank would have received if such taxes had not been imposed. The Borrower will confirm that it has paid the taxes by giving the Bank official tax receipts (or notarized copies) within thirty (30) days after the due date.
ARTICLE VI
Conditions
Before the Bank is required to extend the initial advance to the Borrower under this Agreement, it must receive, in form and content acceptable to the Bank, the items specifically listed below.
6.1    Authorizations. Evidence that the execution, delivery and performance by the Borrower and/or such guarantor of this Agreement and any instrument or agreement required under this Agreement have been duly authorized.
6.2    Governing Documents. A copy of the Borrower’s organizational documents.
6.3    Security Agreements. Signed original security agreements covering the personal property collateral which the Bank requires.
6.4    Perfection and Evidence of Priority. Evidence that the security interests and liens in favor of the Bank are valid, enforceable, properly perfected in a manner acceptable to the Bank and prior to all others’ rights and interests, except those the Bank consents to in writing.
6.5    Payment of Fees. Payment of all fees and other amounts due and owing to the Bank, including without limitation payment of all accrued and unpaid expenses incurred by the Bank as required by the paragraph entitled “Expenses.”
6.6    Repayment of Other Credit Agreement. An executed payoff letter and evidence that the all debt under that certain Note Purchase Agreement among Borrower, Enhanced Capital Texas Fund LP, a Texas limited partnership, as junior agent, and the purchasers defined therein, (the “Enhanced Capital Notes”) has been or will be repaid and cancelled contemporaneously with the first advance under the Line of Credit.
6.7    Good Standing. Certificates of good standing for the Borrower from its state of formation and from any other state in which the Borrower is required to qualify to conduct its business.
6.8    Legal Opinion. A written opinion from the Borrower's legal counsel, covering such matters as the Bank may require. The legal counsel and the terms of the opinion must be acceptable to the Bank.

6.9    Landlord Agreements. For any personal property collateral located on real property which is subject to a mortgage or deed of trust or which is not owned by the Borrower, an agreement from the owner of the real property and the holder of any such mortgage or deed of trust.
6.10    Insurance. Evidence of insurance coverage, as required in the “Covenants” section of this Agreement.
ARTICLE VII
Representations and Warranties
When the Borrower signs this Agreement, and until the Bank is repaid in full, the Borrower makes the following representations and warranties. Each request for an extension of credit constitutes a renewal of these representations and warranties as of the date of the request:
7.1    Formation. The Borrower is duly formed and existing under the laws of the state or other jurisdiction where organized.
7.2    Authorization. This Agreement, and any instrument or agreement required under this Agreement, are within the Borrower’s powers, have been duly authorized, and do not conflict with any of its organizational papers.
7.3    Enforceable Agreement. This Agreement is a legal, valid and binding agreement of the Borrower, enforceable against the Borrower in accordance with its terms, and any instrument or agreement required under this Agreement, when executed and delivered, will be similarly legal, valid, binding and enforceable.
7.4    Good Standing. In each state in which the Borrower does business, it is properly licensed, in good standing, and, where required, in compliance with fictitious name statutes.
7.5    No Conflicts. This Agreement does not conflict with any law, agreement, or obligation by which the Borrower is bound.
7.6    Financial Information. All financial and other information that has been or will be supplied to the Bank is sufficiently complete to give the Bank accurate knowledge of the Borrower’s financial condition, including all material contingent liabilities. Since the date of the most recent financial statement provided to the Bank, there has been no material adverse change in the business condition (financial or otherwise), operations, properties or prospects of the Borrower.
7.7    Lawsuits. There is no lawsuit, tax claim or other dispute pending or, to the knowledge of Borrower, threatened against the Borrower which, if lost, would impair the Borrower’s financial condition or ability to repay the loan, except as have been disclosed in writing to the Bank.
7.8    Collateral. All collateral subject to the security agreement by the Borrower in favor of the Bank is owned by the Borrower free of any title defects or any liens or interests of others, except those permitted by this Agreement or which have been approved by the Bank in writing.

7.9    Permits, Franchises. The Borrower possesses all material permits, memberships, franchises, contracts and licenses required and all trademark rights, trade name rights, patent rights, copyrights, and fictitious name rights necessary to enable it to conduct the business in which it is now engaged.
7.10    Other Obligations. The Borrower is not in default in any material respect on any obligation for Borrowed Money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation, except as have been disclosed in writing to the Bank.
7.11    Tax Matters. The Borrower has no knowledge of any pending assessments or adjustments of its income tax for any year and all taxes due have been paid, except as have been disclosed in writing to the Bank or as are being contested diligently and in good faith by appropriate proceedings (and for which appropriate reserves have been established in accordance with GAAP). The Borrower is not subject to limitations on its entitlement to deduct interest for federal income tax purposes under Section 163(j) of the Internal Revenue Code of 1986 (known as the “earnings stripping” provisions) and has no knowledge of any pending assessments or adjustments of its income tax for any year and all taxes due have been paid, except as have been disclosed in writing to the Bank.
7.12    No Event of Default. There is no event which is, or with notice or lapse of time or both would be, an Event of Default under this Agreement.
7.13    Insurance. The Borrower has obtained, and maintained in effect, the insurance coverage required in the “Covenants” section of this Agreement.
7.14    ERISA Plans.
(a)    Each Plan (other than a multiemployer plan) is in compliance in all material respects with ERISA, the Code and other federal or state law, including all applicable minimum funding standards and there have been no prohibited transactions with respect to any Plan (other than a multiemployer plan), which has resulted or could reasonably be expected to result in a material adverse effect.
(b)    With respect to any Plan subject to Title IV of ERISA:
(i)    No reportable event has occurred under Section 4043(c) of ERISA which requires notice.
(ii)    No action by the Borrower or any ERISA Affiliate to terminate or withdraw from any Plan has been taken and no notice of intent to terminate a Plan has been filed under Section 4041 or 4042 of ERISA.
(c)    The following terms have the meanings indicated for purposes of this Agreement:
(i)    “Code” means the Internal Revenue Code of 1986, as amended.

(ii)    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
(iii)    “ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code.
(iv)    “Plan” means a plan within the meaning of Section 3(2) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate, including any multiemployer plan within the meaning of Section 4001(a)(3) of ERISA.
7.15    Government Sanctions.
(a)    The Borrower represents that neither the Borrower, any Obligor, nor any of their respective affiliated entities, including in the case of any Borrower or Obligor that is not a natural person, subsidiaries nor, to the knowledge of the Borrower, any owner, trustee, director, officer, employee, agent, affiliate or representative of the Borrower or any Obligor is an individual or entity currently the subject of any sanctions administered or enforced by the United States Government, including, without limitation, the U.S. Department of Treasury’s Office of Foreign Assets Control, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), nor is the Borrower or any Obligor located, organized or resident in a country or territory that is the subject of Sanctions.
(b)    The Borrower represents and covenants that it will not, directly or indirectly, use the proceeds of the credit provided under this Agreement, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other owner, trustee, director, officer, employee, agent, affiliate or representative of the Borrower or any Obligor, to fund any activities of or business with any owner, trustee, director, officer, employee, agent, affiliate or representative of the Borrower or any Obligor, or in any country or territory, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any owner, trustee, director, officer, employee, agent, affiliate or representative of the Borrower or any Obligor (including any such person participating in the transaction, whether as underwriter, advisor, investor or otherwise) of Sanctions.
7.16    Location of Borrower. The place of business of the Borrower (or, if the Borrower has more than one place of business, its chief executive office) is located as follows: 15402 Vantage Parkway East, Suite 322, Houston, Texas 77032.
ARTICLE VIII
Covenants
The Borrower agrees, so long as credit is available under this Agreement and until the Bank is repaid in full:

8.1    Use of Proceeds.
(a)    To use the proceeds of the Line of Credit only for the repayment of the Enhanced Capital Notes, working capital, Capital Expenditures, and general corporate purposes.
(b)    The proceeds of the credit extended under this Loan Agreement may not be used directly or indirectly to purchase or carry any “margin stock” as that term is defined in Regulation U of the Board of Governors of the Federal Reserve System, or extend credit to or invest in other parties for the purpose of purchasing or carrying any such “margin stock,” or to reduce or retire any indebtedness incurred for such purpose.
8.2    Financial Information. To provide the following financial information and statements in form and content acceptable to the Bank, and such additional information as reasonably requested by the Bank from time to time.
(a)    Within 120 days of the fiscal year end, the annual financial statements of Borrower and its Subsidiaries (including a balance sheet and related statements of income, cash flow and shareholders’ equity), certified and dated by an authorized financial officer. These financial statements must be audited (with an opinion satisfactory to Bank) by a Certified Public Accountant acceptable to the Bank. The statements shall be prepared on a consolidated basis and shall set forth in comparative form corresponding figures for the preceding fiscal year and other information acceptable to the Bank.
(b)    Within 45 days after the end of each fiscal quarter, quarterly financial statements of Borrower and its Subsidiaries (including an unaudited balance sheet and related statements of income and cash flow), certified and dated by an authorized financial officer as fairly presenting the financial position and results of operations for such fiscal quarter and period, subject to normal year-end adjustments and the absence of footnotes. These financial statements may be company-prepared. The statements shall be prepared on a consolidated basis and shall set forth in comparative form corresponding figures for the preceding fiscal year.
(c)    Within 120 days of the end of each fiscal year and within 45 days of the end of each fiscal quarter, a compliance certificate (in the form of Exhibit 1 attached hereto) of the Borrower, signed by an authorized financial officer and setting forth (i) the information and computations (in sufficient detail) to establish compliance with all financial covenants at the end of the period covered by the financial statements then being furnished and (ii) whether there existed as of the date of such financial statements and whether there exists as of the date of the certificate, any Event of Default under this Agreement applicable to the party submitting the information and, if any such Event of Default exists, specifying the nature thereof and the action the party is taking and proposes to take with respect thereto.
(d)    Not later than 30 days prior to the end of each fiscal year, projections of Borrower's consolidated balance sheets, results of operations, and cash flow for the next fiscal year, month by month.

(e)    Promptly after the sending or filing thereof, copies of any proxy statements, financial statements or reports that Borrower has made generally available to its shareholders; copies of any regular, periodic and special reports or registration statements or prospectuses that Borrower files with the Securities and Exchange Commission or any other Governmental Authority, or any securities exchange; and copies of any press releases or other statements made available by Borrower to the public concerning material changes to or developments in the business of Borrower; provided, however, that if such document has been made available by the Borrower to the public, then the Borrower shall be under no obligation to separately deliver such document to the Bank (unless the Bank has made a specific request for such delivery).
(f)    Promptly, upon sending or receipt, copies of any management letters and correspondence relating to management letters, sent or received by the Borrower to or from the Borrower’s auditor. If no management letter is prepared, the Bank may, in its discretion, request a letter from such auditor stating that no deficiencies were noted that would otherwise be addressed in a management letter.
(g)    Promptly upon the Bank’s request, such other books, records, statements, lists of property and accounts, budgets, forecasts or reports as to the Borrower as the Bank may request.
8.3    Fixed Charge Coverage Ratio. To maintain on a consolidated basis a Fixed Charge Coverage Ratio of at least 1.20:1.00. This ratio will be calculated and tested at the end of each quarter (commencing with the quarter ended September 30, 2016) for the four fiscal quarter period then ended.
8.4    Minimum Asset Coverage Ratio. To maintain on a consolidated basis an Asset Coverage Ratio of at least (a) 1.10:1.00 from September 30, 2016 until September 30, 2017, (b) 1.15 to 1.00 from October 1, 2017 through March 31, 2018, and (c) 1.20 to 1.00 from April 1, 2018 and thereafter. This ratio will be calculated and tested on the last day of each fiscal quarter (commencing with the fiscal quarter ended September 30, 2016).
8.5    Dividends and Distributions. Not to declare or pay any dividends, redemptions of stock or membership interests, distributions and withdrawals (as applicable) to its owners, except:
(a)    dividends payable in capital stock; or
(b)    Permitted Distributions.
8.6    Bank as Principal Depository. To maintain the Bank or one of its affiliates as its principal depository bank, including for the maintenance of business, cash management, operating and administrative deposit accounts.
8.7    Other Debts. Not to have outstanding or incur any direct or contingent liabilities or lease obligations (other than those to the Bank or to any affiliate of the Bank), or become liable for the liabilities of others, without the Bank’s written consent. This does not prohibit:

(a)    The Obligations.
(b)    Indebtedness, contingent liabilities, and lease obligations existing as of the date of this Agreement and disclosed on Schedule 8.7.
(c)    Bank Product Debt.
(d)    Acquiring goods, supplies, or merchandise on normal trade credit.
(e)    Permitted Purchase Money Debt.
(f)    Additional debts and lease obligations for the acquisition of fixed assets, to the extent permitted elsewhere in this Agreement.
(g)    Additional debts and lease obligations for business purposes which do not exceed a total principal amount of One Hundred Thousand Dollars ($100,000) outstanding at any one time.
8.8    Other Liens. Not to create, assume, or allow any security interest or lien (including judicial liens) (collectively, “Liens”) on property the Borrower now or later owns, except (collectively, “Permitted Liens”):
(a)    Liens and security interests in favor of the Bank or any affiliate of the Bank.
(b)    Liens securing Permitted Purchase Money Debt permitted under Section 8.7(e) or (g).
(c)    Liens for taxes, provided that (i) no amounts are due and payable and no Lien has been filed or agreed to, or (ii) the validity or amount thereof is being contested in good faith by lawful proceedings diligently conducted, and reserve or other provision required by GAAP has been made.
(d)    Pledges or deposits made to secure payment of workers’ compensation, unemployment insurance or other forms of governmental insurance, pensions or other social security programs.
(e)    Rights of offset or statutory banker’s lien arising in the ordinary course of business in favor of commercial banks; provided that, any such Lien shall only extend to deposits and property in possession of such commercial bank.
(f)    Good faith pledges or deposits made in the ordinary course of business to secure (i) performance of bids, tenders, trade contracts (other than for the repayment of borrowed money) or leases, (ii) statutory obligations, or (iii) surety or appeal bonds, or indemnity, performance or other similar bonds, which, in the aggregate under this clause (f), do not exceed $100,000 at any time.

(g)    Liens (other than for taxes) imposed by operation of law (including Liens of mechanics, materialmen, warehousemen, carriers and landlords and similar Liens); provided that, (i) the validity or amount thereof is being contested in good faith by lawful proceedings diligently conducted, (ii) reserve or other provision required by GAAP has been made, and (iii) within 60 days after the entry thereof, levy and execution thereon have been (and continue to be) stayed or payment thereof is covered in full by insurance (subject to the customary deductible).
8.9    Maintenance of Assets.
(a)    Not to sell, assign, lease, transfer or otherwise dispose of any part of the Borrower’s business or the Borrower’s assets except inventory sold in the ordinary course of the Borrower’s business and obsolete or worn-out equipment and equipment and other assets no longer useful in the Borrower’s business.
(b)    Not to sell, assign, lease, transfer or otherwise dispose of any assets for less than fair market value, or enter into any agreement to do so.
(c)    Not to enter into any sale and leaseback agreement covering any of its fixed assets.
(d)    To maintain and preserve all material rights, privileges, and franchises the Borrower now has.
(e)    To make any commercially reasonable repairs, renewals, or replacements to keep the Borrower’s properties in good working condition (ordinary wear and tear excepted).
8.10    Investments. Not to have any existing, or make any new, investments in any individual or entity, or make any capital contributions or other transfers of assets to any individual or entity, except for:
(a)    Existing investments disclosed to the Bank in writing.
(b)    Investments in any of the following:
(i)    certificates of deposit;
(ii)    U.S. treasury bills and other obligations of the federal government;
(iii)    readily marketable securities (including commercial paper, but excluding restricted stock and stock subject to the provisions of Rule 144 of the Securities and Exchange Commission); or
(iv)    Investments permitted by Section 8.11.
8.11    Loans. Not to make any loans, advances or other extensions of credit to any individual or entity, except for:

(a)    Existing extensions of credit disclosed to the Bank in writing.
(b)    Extensions of credit to the Borrower’s current Subsidiaries.
(c)    Extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business to non-affiliated entities.
(d)    Extensions of credit for employee expense accounts in the ordinary course of business.
8.12    Change of Ownership. Not to cause, permit, or suffer any change in capital ownership such that there is a Change of Control.
8.13    Change of Management. Not to make any substantial change in the present executive or management personnel of the Borrower; provided that following the death, retirement or termination of any such personnel, it shall not be a breach of this covenant if such executive or member of management is replaced by an individual reasonably satisfactory to the Bank within 90 days.
8.14    Additional Negative Covenants. Not to, without the Bank’s written consent:
(a)    Enter into any consolidation, merger, or other combination, or become a partner in a partnership, a member of a joint venture, or a member of a limited liability company.
(b)    Acquire or purchase a business or its assets.
(c)    Engage in any business activities substantially different from the Borrower’s present business.
(d)    Liquidate or dissolve the Borrower’s business.
(e)    Voluntarily suspend its business for more than fifteen (15) days in any ninety (90) day period.
8.15    Notices to Bank. To promptly notify the Bank in writing of:
(a)    Any lawsuit in which the claim for damages exceeds Two Hundred Fifty Thousand Dollars ($250,000) against the Borrower or any Obligor.
(b)    Any substantial dispute between any Governmental Authority and the Borrower or any Obligor.
(c)    Any Event of Default under this Agreement, or any event which, with notice or lapse of time or both, would constitute an Event of Default.

(d)    Any change in the Borrower’s or any Obligor’s name, legal structure, principal residence, or name on any driver’s license or special identification card issued by any state (for an individual), state of registration (for a registered entity), place of business, or chief executive office if the Borrower or any Obligor has more than one place of business.
For purposes of this Agreement, “Obligor” shall mean any guarantor, any party pledging collateral to the Bank, or, if the Borrower is comprised of the trustees of a trust, any trustor.
8.16    Insurance.
(a)    General Business Insurance. To maintain insurance satisfactory to the Bank as to amount, nature and carrier covering property damage (including loss of use and occupancy) to any of the Borrower’s properties, business interruption insurance, public liability insurance including coverage for contractual liability, product liability and workers’ compensation, and any other insurance which is usual for the Borrower’s business. Each policy shall provide for at least thirty (30) days prior notice to the Bank of any cancellation thereof.
(b)    Insurance Covering Collateral. To maintain all risk property damage insurance policies (including without limitation windstorm coverage, and hurricane coverage as applicable) covering the tangible property comprising the collateral. Each insurance policy must be for the full replacement cost of the collateral and include a replacement cost endorsement. The insurance must be issued by an insurance company acceptable to the Bank and must include a lender’s loss payable endorsement in favor of the Bank in a form acceptable to the Bank.
(c)    Evidence of Insurance. Upon the request of the Bank, to deliver to the Bank a copy of each insurance policy, or, if permitted by the Bank, a certificate of insurance listing all insurance in force.
8.17    Compliance with Laws. To comply with the laws (including any fictitious or trade name statute), regulations, and orders of any government body with authority (“Laws”) over the Borrower’s business. The Bank shall have no obligation to make any advance to the Borrower except in compliance with all applicable laws and regulations and the Borrower shall fully cooperate with the Bank in complying with all such applicable laws and regulations.
8.18    Books and Records. To maintain adequate books and records.
8.19    Audits, Appraisals and Field Examinations. To allow the Bank and its agents to inspect the Borrower’s properties and examine, audit, and make copies of books and records at any reasonable time and upon reasonable prior notice. If any of the Borrower’s properties, books or records are in the possession of a third party, the Borrower authorizes that third party to permit the Bank or its agents to have access to perform inspections or audits and to respond to the Bank’s requests for information concerning such properties, books and records. Furthermore, subject to Section 11.9, the Borrower agrees that the Bank may order internal or third party appraisals, field examinations, or audits of the Borrower’s equipment, inventory, accounts receivable or other property.
8.20    Perfection of Liens. To help the Bank perfect and protect its security interests and liens, and reimburse it for related costs it incurs to protect its security interests and liens.
8.21    Cooperation. To take any action reasonably requested by the Bank to carry out the intent of this Agreement.
8.22    Post Closing. The Borrower shall cooperate and use its commercially reasonable efforts to obtain by not later than December 6, 2016, an executed landlord lien waiver and access agreement that is reasonably acceptable to the Bank, from each landlord or bailee where the Borrower maintains its inventory, equipment and chief executive office.
ARTICLE IX
Hazardous Substances
9.1    Indemnity Regarding Hazardous Substances. The Borrower will indemnify and hold harmless the Bank from any loss or liability the Bank incurs in connection with or as a result of this Agreement, which directly or indirectly arises out of the use, generation, manufacture, production, storage, release, threatened release, discharge, disposal or presence of a hazardous substance. This indemnity will apply whether the hazardous substance is on, under or about the Borrower’s property or operations or property leased to the Borrower. The indemnity includes but is not limited to reasonable documented attorneys’ fees. The indemnity extends to the Bank, its parent, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys and assigns.
9.2    Compliance Regarding Hazardous Substances. The Borrower represents and warrants that the Borrower has complied with all current and future laws, regulations and ordinances or other requirements of any governmental authority relating to or imposing liability or standards of conduct concerning protection of health or the environment or hazardous substances.
9.3    Notices Regarding Hazardous Substances. Until full repayment of the loan, the Borrower will promptly notify the Bank in writing of any threatened or pending investigation of the Borrower or its operations by any governmental agency under any current or future law, regulation or ordinance pertaining to any hazardous substance.
9.4    Site Visits, Observations and Testing. The Bank and its agents and representatives will have the right at any reasonable time, after giving reasonable notice to the Borrower, to enter and visit any locations where the collateral securing this Agreement (the “Collateral”) is located for the purposes of observing the Collateral, taking and removing environmental samples, and conducting tests. The Borrower shall reimburse the Bank on demand for the costs of any such environmental investigation and testing. The Bank will make reasonable efforts during any site visit, observation or testing conducted pursuant to this paragraph to avoid interfering with the Borrower’s use of the Collateral. The Bank is under no duty to observe the Collateral or to conduct tests, and any such acts by the Bank will be solely for the purposes of protecting the Bank’s security and preserving the Bank’s rights under this Agreement. No site visit, observation or testing or any report or findings made as a result thereof (“Environmental Report”) (i) will result in a waiver of any default of the Borrower; (ii) impose any liability on the Bank; or (iii) be a representation or warranty of any kind regarding the Collateral (including its condition or value or compliance with any laws) or the Environmental Report (including its accuracy or completeness). In the event the Bank has a duty or obligation under applicable laws, regulations or other requirements to disclose an Environmental Report to the Borrower or any other party, the Borrower authorizes the Bank to make such a disclosure. The Bank may also disclose an Environmental Report to any regulatory authority, and to any other parties as necessary or appropriate in the Bank’s judgment. The Borrower further understands and agrees that any Environmental Report or other information regarding a site visit, observation or testing that is disclosed to the Borrower by the Bank or its agents and representatives is to be evaluated (including any reporting or other disclosure obligations of the Borrower) by the Borrower without advice or assistance from the Bank.
9.5    Definition of Hazardous Substances. “Hazardous substances” means any substance, material or waste that is or becomes designated or regulated as “toxic,” “hazardous,” “pollutant,” or “contaminant” or a similar designation or regulation under any current or future federal, state or local law (whether under common law, statute, regulation or otherwise) or judicial or administrative interpretation of such, including without limitation petroleum or natural gas.
9.6    Continuing Obligation. The Borrower’s obligations to the Bank under this Article, except the obligation to give notices to the Bank, shall survive termination of this Agreement and repayment of the Borrower’s obligations to the Bank under this Agreement.
ARTICLE X
Default and Remedies
If any of the following events of default occurs the Bank may do one or more of the following: declare the Borrower in default, stop making any additional credit available to the Borrower, and require the Borrower to repay its entire debt immediately and without prior notice. If an event which, with notice or the passage of time, will constitute an Event of Default has occurred and is continuing, the Bank has no obligation to make advances or extend additional credit under this Agreement. In addition, if any Event of Default occurs, the Bank shall have all rights, powers and remedies available under any instruments and agreements required by or executed in connection with this Agreement, as well as all rights and remedies available at law or in equity. If an Event of Default occurs under the paragraph entitled “Bankruptcy/Receivers,” below, with respect to the Borrower, then the entire debt outstanding under this Agreement will automatically be due immediately. Each of the following shall be an “Event of Default” hereunder, if the same shall occur for any reason whatsoever, whether voluntary or involuntary, by operation of law or otherwise:
10.1    Failure to Pay. The Borrower fails to make a payment of principal under this Agreement when due, or fails to make a payment of interest, any fee or other sum under this Agreement within three banking days of when due.

10.2    Covenants.
(a)    Any default in the performance of or compliance with (a) Section 8.3, 8.4 or 8.12, (b) any other covenant in Article VIII if such default is not cured in five (5) banking days or (c) any other obligation, agreement or other provision contained in this Agreement or any guaranty, subordination agreement, security agreement, deed of trust, mortgage, or other document required by or delivered in connection with this Agreement (other than those specifically described as an Event of Default in this Article) if such default is not cured in thirty (30) days after the Borrower becomes aware of such default).
10.3    Other Bank Agreements.
(a)    Any guaranty, subordination agreement, security agreement, deed of trust, mortgage, or other document required by or delivered in connection with this Agreement is no longer in effect, or any guarantor purports to revoke or disavow the guaranty; or any representation or warranty made by any guarantor is false when made or deemed to be made.
(b)    Any default occurs under any other agreement the Borrower (or any Obligor) has with the Bank or any affiliate of the Bank (other than as described in Section 10.2) evidencing an obligation due to the Bank in an amount in excess of $250,0000. If, in the Bank’s opinion, any breach under this subparagraph (b) is capable of being remedied, the breach will not be considered an Event of Default under this Agreement for a period of thirty (30) days after the date on which the Bank gives written notice of the breach to the Borrower.
10.4    Cross-default. Any default occurs under any agreement in connection with any credit the Borrower (or any Obligor) has obtained from anyone else or which the Borrower (or any Obligor) has guaranteed in the amount of Two Hundred Fifty Thousand Dollars ($250,000) or more in the aggregate if the default consists of failing to make a payment when due or gives the other lender the right to accelerate the obligation.
10.5    False Information. The Borrower or any Obligor has given the Bank materially false or misleading information or representations.
10.6    Bankruptcy/Receivers. The Borrower, any Obligor, or any general partner of any Obligor files a bankruptcy petition, a bankruptcy petition is filed against any of the foregoing parties and such petition is not dismissed within a period of sixty (60) days after the filing, or the Borrower, any Obligor, or any general partner of any Obligor makes a general assignment for the benefit of creditors; or a receiver or similar official is appointed for a substantial portion of Borrower’s or any Obligor’s business; or the business is terminated, or such Obligor is liquidated or dissolved.
10.7    Lien Priority. The Bank fails to have an enforceable first lien (except for any prior liens to which the Bank has consented in writing) on or security interest in any property given as security for this Agreement (or any guaranty).
10.8    Judgments. Any notice of judgment lien is filed against the Borrower or any Obligor; or a notice of levy and/or of a writ of attachment or execution, or other like process, is served against the assets of the Borrower or any Obligor in an aggregate amount of Two Hundred Fifty Thousand Dollars ($250,000) or more that is not bonded or otherwise stayed within thirty (30) days.
10.9    Material Adverse Change. Since the date of the most recent audited financial statements delivered to the Bank pursuant to Section 8.2, a material adverse change occurs, or is reasonably likely to occur, in the Borrower’s (or any Obligor’s) business condition (financial or otherwise), operations or properties, or ability to repay the credit (a “Material Adverse Effect”); or an impairment of the ability of Borrower to perform any of its payment or other material obligations under any Loan Document; or a material impairment of the ability of Bank to enforce any of Borrower’s material obligations or any of Bank’s rights under any Loan Document; or a material adverse effect upon the legality, validity, binding effect or enforceability against Borrower of any Loan document to which it is a party.
10.10    Government Action. Any government authority takes action that the Bank believes materially adversely affects the Borrower’s or any Obligor’s financial condition or ability to repay and such action is not effectively stayed within thirty (30) days.
10.11    ERISA Plans. A reportable event occurs under Section 4043(c) of ERISA, or any Plan termination (or commencement of proceedings to terminate a Plan) or the full or partial withdrawal from a Plan under Section 4041 or 4042 of ERISA occurs; provided such event or events could reasonably be expected, in the judgment of the Bank, to have a Material Adverse Effect.
ARTICLE XI
Enforcing this Agreement; Miscellaneous
11.1    Accounting Principles and Financial Computations. Except as otherwise stated in this Agreement, all financial information provided to the Bank and all financial covenants will be made under generally accepted accounting principles, consistently applied (“GAAP”).
11.2    Governing Law. Except to the extent that any law of the United States may apply, this Agreement shall be governed and interpreted according to the laws of Texas (the “Governing Law State”), without regard to any choice of law, rules or principles to the contrary. Nothing in this paragraph shall be construed to limit or otherwise affect any rights or remedies of the Bank under federal law.
11.3    Venue and Jurisdiction. The Borrower agrees that any action or suit against the Bank arising out of or relating to this Agreement shall be filed in federal court or state court located in the Governing Law State. The Borrower agrees that the Bank shall not be deemed to have waived its rights to enforce this section by filing an action or suit against the Borrower in a venue outside of the Governing Law State. If the Bank does commence an action or suit arising out of or relating to this Agreement, the Borrower agrees that the case may be filed in federal court or state court in the Governing Law State. The Bank reserves the right to commence an action or suit in any other jurisdiction where the Borrower, any Guarantor, or any collateral has any presence or is located. The Borrower consents to personal jurisdiction and venue in such forum selected by the Bank and waives any right to contest jurisdiction and venue and the convenience of any such forum. The provisions of this section are material inducements to the Bank’s acceptance of this Agreement.

11.4    Maximum Rate. It is the intention of the parties to comply with applicable usury laws. The parties agree that the total amount of interest contracted for, charged, collected or received by the Bank under this Agreement shall not exceed the Maximum Rate. To the extent, if any, that Chapter 303 of the Texas Finance Code (the “Code”) is relevant to the Bank for purposes of determining the Maximum Rate, the parties elect to determine the Maximum Rate under the Code pursuant to the “weekly ceiling” from time to time in effect, as referred to and defined in § 303.001-303.016 of the Code; subject, however, to any right the Bank subsequently may have under applicable law to change the method of determining the Maximum Rate. Notwithstanding any contrary provisions contained herein, (a) the Maximum Rate shall be calculated on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be; (b) in determining whether the interest hereunder exceeds interest at the Maximum Rate, the total amount of interest shall be spread throughout the entire term of this Agreement until its payment in full; (c) if at any time the interest rate chargeable under this Agreement would exceed the Maximum Rate, thereby causing the interest payable under this Agreement to be limited to the Maximum Rate, then any subsequent reductions in the interest rate(s) shall not reduce the rate of interest charged under this Agreement below the Maximum Rate until the total amount of interest accrued from and after the date of this Agreement equals the amount of interest which would have accrued if the interest rate(s) had at all times been in effect; (d) if the Bank ever charges or receives anything of value which is deemed to be interest under applicable Texas law, and if the occurrence of any event, including acceleration of maturity of obligations owing to the Bank, should cause such interest to exceed the maximum lawful amount, any amount which exceeds interest at the Maximum Rate shall be applied to the reduction of the unpaid principal balance under this Agreement or any other indebtedness owed to the Bank by the Borrower, and if this Agreement and such other indebtedness are paid in full, any remaining excess shall be paid to the Borrower; and (e) Chapter 346 of the Code shall not be applicable to this Agreement or the indebtedness outstanding hereunder.
11.5    Successors and Assigns. This Agreement is binding on the Borrower’s and the Bank’s successors and assignees. The Borrower agrees that it may not assign this Agreement without the Bank’s prior consent. The Bank may sell participations in or assign this loan, and may exchange information about the Borrower (including, without limitation, any information regarding any hazardous substances) with actual or potential participants or assignees.
11.6    Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER DOCUMENTS CONTEMPLATED HEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND

CERTIFICATIONS IN THIS SECTION AND (c) CERTIFIES THAT THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY MADE.
11.7    Waiver of Class Actions. The terms “Claim” or “Claims” refer to any disputes, controversies, claims, counterclaims, allegations of liability, theories of damage, or defenses between Bank of America, N.A., its subsidiaries and affiliates, on the one hand, and the other parties to this Agreement, on the other hand (all of the foregoing each being referred to as a “Party” and collectively as the “Parties”). Whether in state court, federal court, or any other venue, jurisdiction, or before any tribunal, the Parties agree that all aspects of litigation and trial of any Claim will take place without resort to any form of class or representative action. Thus the Parties may only bring Claims against each other in an individual capacity and waive any right they may have to do so as a class representative or a class member in a class or representative action. THIS CLASS ACTION WAIVER PRECLUDES ANY PARTY FROM PARTICIPATING IN OR BEING REPRESENTED IN ANY CLASS OR REPRESENTATIVE ACTION REGARDING A CLAIM.
11.8    Severability; Waivers. If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced. The Bank retains all rights, even if it makes a loan after default. If the Bank waives a default, it may enforce a later default. Any consent or waiver under this Agreement must be in writing.
11.9    Expenses.
(a)    The Borrower shall pay to the Bank immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable and documented out of pocket attorneys’ fees, expended or incurred by the Bank in connection with (i) the negotiation and preparation of this Agreement and any related agreements, the Bank’s continued administration of this Agreement and such related agreements, and the preparation of any amendments and waivers related to this Agreement or such related agreements, (ii) filing, recording, search, and documentation fees with respect to any collateral and books and records of the Borrower or any Obligor, (iii) the Bank’s increased costs arising from any changes in law after the date of this Agreement which are reasonably allocated by the Bank to this Agreement or any credit outstanding under this Agreement as demonstrated in a written notice detailing such costs, (iv) costs or expenses required to be paid by the Borrower or any Obligor that are paid, incurred or advanced by the Bank, and (v) fees or expenses for any appraisal, field examination, and collateral audit of the Borrower’s property ordered or incurred by the Bank while an Event of Default exists and is continuing. Unless an Event of Default exists, appraisals, field examinations or collateral audits of the Borrower’s property will be conducted at the Bank’s cost and expense, and no more frequently than annually.
(b)    The Borrower will indemnify and hold the Bank harmless from any loss, liability, damages, judgments, and costs of any kind relating to or arising directly or indirectly out of (i) this Agreement or any document required hereunder, (ii) any credit extended or committed by the Bank to the Borrower hereunder, (iii) any claim, whether well-founded or otherwise, that there has been a failure to comply with any law regulating the Borrower’s sales or leases to or performance of services for debtors obligated upon the Borrower’s accounts receivable and disclosures in connection therewith, and (iv) any litigation or proceeding related to or arising out of this Agreement, any such document, any such credit, or any such claim, including, without limitation, any act resulting from the Bank complying with instructions the Bank reasonably believes are made by any Authorized Individual, other than any such loss, liability, damage, judgment or cost that is determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from the Bank’s gross negligence or willful misconduct. This paragraph will survive this Agreement’s termination, and will benefit the Bank and its officers, employees, and agents. BORROWER AND BANK EXPRESSLY INTEND THAT THE FOREGOING INDEMNITY SHALL COVER, AND THAT BORROWER SHALL INDEMNIFY AND HOLD THE INDEMNIFIED PARTIES HARMLESS FROM AND AGAINST, COSTS, EXPENSES AND LOSSES SUFFERED AS A RESULT OF THE NEGLIGENCE OF ANY INDEMNIFIED PARTY.
(c)    The Borrower shall reimburse the Bank for any reasonable costs and the Bank’s reasonable out of pocket attorneys’ fees incurred by the Bank in connection with (i) the enforcement or preservation of the Bank’s rights and remedies and/or the collection of any obligations of the Borrower which become due to the Bank and in connection with any “workout” or restructuring, and (ii) the prosecution or defense of any action in any way related to this Agreement, the credit provided hereunder or any related agreements, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by the Bank or any other person) relating to the Borrower or any other person or entity.
11.10    Reserved.
11.11    Set-Off. Upon and after the occurrence of an Event of Default under this Agreement, (a) the Borrower hereby authorizes the Bank, at any time and from time to time, without notice, which is hereby expressly waived by the Borrower, and whether or not the Bank shall have declared any credit subject hereto to be due and payable in accordance with the terms hereof, to set off against, and to appropriate and apply to the payment of, the Borrower’s Obligations (whether matured or unmatured, fixed or contingent, liquidated or unliquidated), any and all amounts owing by the Bank to the Borrower (whether payable in U.S. dollars or any other currency, whether matured or unmatured, and in the case of deposits, whether general or special (except trust and escrow accounts), time or demand and however evidenced), and (b) pending any such action, to the extent necessary, to hold such amounts as collateral to secure such Obligations and to return as unpaid for insufficient funds any and all checks and other items drawn against any deposits so held as the Bank, in its sole discretion, may elect. The Borrower hereby grants to the Bank a security interest in all deposits and accounts maintained with the Bank to secure the payment of all Obligations of the Borrower to the Bank under this Agreement and all agreements, instruments and documents related to this Agreement. “Obligations” means all obligations, now or hereafter existing, of the Borrower to the

Bank under this Agreement and under any other agreement or instrument executed in connection with this Agreement.
11.12    One Agreement. This Agreement and any related security or other agreements required by this Agreement constitute the entire agreement between the Borrower and the Bank with respect to each credit subject hereto and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter hereof. In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail.
11.13    Notices. Unless otherwise provided in this Agreement or in another agreement between the Bank and the Borrower, all notices required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, or by overnight courier, to the addresses on the signature page of this Agreement, or sent by facsimile to the fax numbers listed on the signature page, or to such other addresses as the Bank and the Borrower may specify from time to time in writing. Notices and other communications shall be effective (i) if mailed, upon the earlier of receipt or five (5) days after deposit in the U.S. mail, first class, postage prepaid, (ii) if telecopied, when transmitted, or (iii) if hand-delivered, by courier or otherwise (including telegram, lettergram or mailgram), when delivered.
11.14    Headings. Article and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement.
11.15    Counterparts. This Agreement may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original, and all of which when taken together shall constitute one and the same Agreement. Delivery of an executed counterpart of this Agreement (or of any agreement or document required by this Agreement and any amendment to this Agreement) by telecopy or other electronic imaging means shall be as effective as delivery of a manually executed counterpart of this Agreement; provided, however, that the telecopy or other electronic image shall be promptly followed by an original if required by the Bank.
11.16    Borrower Information; Reporting to Credit Bureaus. The Borrower authorizes the Bank at any time to verify or check any information given by the Borrower to the Bank, check the Borrower’s credit references, verify employment, and obtain credit reports. The Borrower agrees that the Bank shall have the right at all times to disclose and report to credit reporting agencies and credit rating agencies such information pertaining to the Borrower and/or all guarantors as is consistent with the Bank’s policies and practices from time to time in effect.
11.17    Customary Advertising Material. The Borrower and each Obligor consent to the publication by the Bank of customary advertising material relating to the transactions contemplated hereby using the name, product photographs, logo or trademark of the Borrower or such Obligor.
11.18    Amendments. This Agreement amends and restates the Prior Credit Agreement in its entirety. This Agreement may be amended or modified only in writing signed by each party hereto.

11.19    Disposition of Schedules and Reports. The Bank will not be obligated to return any schedules, invoices, statements, budgets, forecasts, reports or other papers delivered by the Borrower. The Bank will destroy or otherwise dispose of such materials at such time as the Bank, in its discretion, deems appropriate.
11.20    Waiver of Confidentiality. If the Bank would like to discuss the Borrower’s financial affairs and business operations with any accountants, auditors, business consultants, or other professional advisors employed by the Borrower, at the request of the Bank, the Borrower shall promptly arrange a meeting or conference call among the Bank, the Borrower and such parties to facilitate such discussions.
11.21    Notice of Final Agreement. THIS WRITTEN LOAN AGREEMENT AND THE LOAN DOCUMENTS EXECUTED IN CONNECTION HEREWITH REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.
THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.
[Signatures appear on following page.]

This Agreement is executed as of the date stated at the top of the first page.

BANK OF AMERICA, N.A.	LAPOLLA INDUSTRIES, INC.
By: /s/ Juan Trejo Juan Trejo Vice President	By: /s/ Douglas J. Kramer, CEO Douglas J. Kramer Chief Executive Officer and President

Addresses where notices are to be sent: 700 Louisiana, 8th Floor Houston, Texas 77002 Telephone: (713) 247-6004 Facsimile: (214) 290-9650 Attn: Juan Trejo	Addresses where notices are to be sent: 15402 Vantage Park East, Suite 322 Houston, Texas 77032 Telephone: (281) 219-4100 Facsimile: (281) 219-4106 Attn: Chief Executive Officer

Signature Page to Loan Agreement

Federal law requires Bank of America, N.A. (the “Bank”) to provide the following notice. The notice is not part of the foregoing agreement or instrument and may not be altered. Please read the notice carefully.
USA PATRIOT ACT NOTICE
Federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account or obtains a loan. The Bank will ask for the Borrower’s legal name, address, tax ID number or social security number and other identifying information. The Bank may also ask for additional information or documentation or take other actions reasonably necessary to verify the identity of the Borrower, guarantors or other related persons.

SCHEDULE A

FEES

(a)    Unused Commitment Fee. The Borrower agrees to pay a fee on any difference between the Facility No. 1 Commitment and the amount of credit it actually uses, determined by the daily amount of credit outstanding during each fiscal quarter. The fee will be calculated at 0.25% per year, and shall be payable quarterly in arrears on or around the first day of each fiscal quarter.

(b)    Waiver Fee. If the Bank, at its discretion, agrees to waive or amend any terms of this Agreement, the Borrower will, at the Bank's option, pay the Bank a fee for each waiver or amendment in an amount advised by the Bank at the time the Borrower requests the waiver or amendment. Nothing in this paragraph shall imply that the Bank is obligated to agree to any waiver or amendment requested by the Borrower. The Bank may impose additional requirements as a condition to any waiver or amendment.

Schedule A

Schedule 8.7
Leases Obligations
LESSOR                PRINCIPAL AMOUNT    TERM        MONTHLY AMOUNT

1.	TARANTINO PROPERTIES $2,097,150 84 months $24,966.07
Office lease

2.	ASCENTIUM $ 102,712 60 months $ 1,711.87
Forklifts

3.	RICOH USA $ 1,430.00
Copiers
The above are all operating leases.

Schedule 8.7

EXHIBIT 1
COMPLIANCE CERTIFICATE
FOR _________ ENDED ____________, 201__
Bank of America, N.A.
700 Louisiana, 8th Floor
Houston, Texas 77002
Attn: Juan Trejo
Reference is made to the Loan Agreement dated as of September 7, 2016 (as amended, restated, or supplemented from time to time, the “Loan Agreement”), between Lapolla Industries, Inc., a Delaware corporation (“Borrower”), and Bank of America, N.A. (“Bank”). Capitalized terms used but not defined in this Compliance Certificate shall have the meanings given such terms in the Loan Agreement.
This certificate is delivered pursuant to Section 8.2 of the Loan Agreement.
I certify to Bank that I am the Chief Financial Officer of Borrower on the date hereof and that:
1.    The financial statements attached to this Compliance Certificate were prepared in accordance with GAAP and present fairly, in all material respects, the financial position of the Borrower as at the dates indicated and the statements of operations of the Borrower for the periods indicated (the “Subject Period”).
2.    During the Subject Period, no Event of Default has occurred which has not been cured or waived (except for any Event of Default described on the attached Schedule 1).
3.    Evidence of compliance by the Borrower with the financial covenants of Sections 8.3 and 8.4 of the Loan Agreement as of the last day of the Subject Period is set out on the attached calculation work sheet attached as Schedule 2.
Very truly yours,

LAPOLLA INDUSTRIES, INC.

By:
Name:
Title:
Attachments:

Schedule 1 – Event of Default Disclosures
Schedule 2 – Financial Covenant Calculation Worksheet

Exhibit 1